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                                  Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Resource Bankshares Corporation

We consent to incorporation by reference in the Registration Statement on Form S-8 of Resource Bankshares Corporation of our report dated February 2, 2000, relating to the consolidated balance sheets of Resource Bankshares Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders equity, and cash flows for each of the years in the three year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10K of Resource Bankshares Corporation.




Norfolk, Virginia
March 24, 2000